UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549




                                           FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.




  Commission File Number:  333-110800-03


    Credit Suisse First Boston Mortgage Securities Corporation
    Mortgage-Backed P/T Certificates,
    Series 2004-6  Trust

  (Exact name of Registrant as specified in its charter)




    c/o Wells Fargo Bank, N.A.
    9062 Old Annapolis Road
    Columbia, MD 21045
    (410) 884-2000



     (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


  AP

  AR

  ARL

  AX

  B1

  B2

  B3

  B4

  B5

  B6

  CB1

  CB2

  CB3

  CB4

  CB5

  CB6

  CP

  CX

  I-A1

  I-A2

  I-A3

  I-A4

  I-A5

  I-A6

  I-A7

  I-A8

  I-A9

  II-A1

  II-A2

  III-A1

  III-A2

  IV-A1

  IV-A10

  IV-A11

  IV-A12

  IV-A13

  IV-A2

  IV-A3

  IV-A4

  IV-A5

  IV-A6

  IV-A7

  IV-A8

  IV-A9

  V-A1


  (Title of each class of securities covered by this Form)

     None

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)           / /

     Rule 12g-4(a)(1)(ii)          / /

     Rule 12g-4(a)(2)(i)           / /

     Rule 12g-4(a)(2)(ii)          / /

     Rule 15d-6                    /X/

     Rule 12h-3(b)(1)(i)           /X/

     Rule 12h-3(b)(1)(ii)          / /

     Rule 12h-3(b)(2)(i)           / /

     Rule 12h-3(b)(2)(ii)          / /


  Approximate number of holders of record as of the certification or notice date:
                Less than 300 Holders




  Pursuant to the requirements of the Securities Exchange Act of 1934,

    Credit Suisse First Boston Mortgage Securities Corporation
    Mortgage-Backed P/T Certificates,
    Series 2004-6  Trust


  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date: 01/24/2005
  By: /s/ Beth Belfield, Assistant Vice President



  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the Registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.